UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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AVIGEN, INC.
(Name of Registrant as Specified in Its Charter)

BVF ACQUISITION LLC
BIOTECHNOLOGY VALUE FUND, L.P.
BIOTECHNOLOGY VALUE FUND II, L.P.
BVF INVESTMENTS, L.L.C.
INVESTMENT 10, L.L.C.
BVF PARTNERS L.P.
BVF INC.
MARK N. LAMPERT
OLEG NODELMAN
MATTHEW D. PERRY
ROBERT M. COPPEDGE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Biotechnology Value Fund, L.P. (“BVF”), together with the other participants named herein is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the removal of the members of the Board of Directors of Avigen, Inc. (“Avigen”), without cause, and for the election of BVF’s slate of director nominees to replace the removed directors at a special meeting of stockholders, to be called by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. (“BVF2”).  BVF has not yet filed a definitive proxy statement with the SEC with regard to the Special Meeting.

Item 1: On February 6, 2009, BVF issued the following press release:

Press Release	Source: Biotechnology Value Fund, L.P.

NEWS RELEASE

For Immediate Release

Contact:

Mark H. Harnett
MacKenzie Partners, Inc.
(212) 929-5877

BVF WARNS STOCKHOLDERS:  AVIGEN CONTINUES TO REMAIN SILENT ON DOWNSIDE PROTECTION

AVIGEN’S LATEST MOVES REINFORCE TROUBLING PATTERN OF DISMISSING ALTERNATIVES WHICH PROTECT STOCKHOLDER VALUE

BVF URGES AVIGEN BOARD TO CALL SPECIAL MEETING SO STOCKHOLDERS CAN VOTE FOR DIRECTORS COMMITTED TO MAXIMIZING VALUE AND MINIMIZING RISK AND WASTE

NEW YORK, February 6, 2009 – BVF Acquisition LLC (the “Purchaser”), an affiliate of Biotechnology Value Fund L.P. (“BVF”), announced today that it is gravely concerned that today’s announcement by the Board of Directors of Avigen, Inc. (NASDAQ:AVGN) that it is considering “strategic alternatives” is silent on downside protection for all stockholders.

Speaking on behalf of BVF, Mark Lampert, BVF’s General Partner, stated, “As the largest stockholder in Avigen, holding 8,819,600, or approximately 29.63% of Avigen’s outstanding shares, we are worried that this Board is embarking on a path that will use the companies cash and valuable assets in a misguided transaction which offers no downside protection to stockholders -- a key feature of the proposed merger with MediciNova .  The landscape is littered with numerous parallels in which cash shells like Avigen have entered into transactions promoted as value-creating, but which ultimately left investors holding nearly worthless stock.  Our nominees are committed to closing the downside-protected merger with MediciNova.  We are disappointed that the current Board seems to be more interested in entrenching itself by means of implementing golden parachutes and a poison pill, actions that we believe are detrimental to the creation of value at Avigen.  We reiterate our call to the Avigen Board to institute downside protection for all stockholders.”

Separately, BVF is notifying the SEC of significant and blatant inaccuracies in Avigen’s 14D-9 filing.  BVF will hold Avigen responsible for any harm caused to BVF by these inaccuracies.

 “We believe Avigen’s board and management has a long history of failure and waste and do not believe this Board should be making any decisions about Avigen’s future.  Any decision by this Board for the direction of Avigen should be subject to a vote of stockholders,” Mr. Lampert said.  “We note that Avigen’s directors and officers own an aggregate of 48,233 shares of Avigen stock, as opposed to BVF’s over 8.8 million shares.  BVF shares the interests of all stockholders in the direction of the Company, and has never requested any benefit in which all stockholders would not fully participate.  Our tender offer provides other stockholders with a liquidity option. We welcome any stockholders who do not wish to tender to continue as holders alongside BVF.”

BVF continues to urge the Avigen Board to stop stalling and to promptly call a special meeting of stockholders to enable the true owners of the company, the stockholders, to determine the fate of their investment.  BVF submitted a request on January 9, 2009 for Avigen to call special meeting.  Today, nearly one month later, the Company has taken no action in this regard.  At the special meeting, stockholders will be asked to replace the existing Board with directors who would be dedicated to maximizing value and minimizing risk and waste on behalf of all Avigen stockholders.  BVF believes that stockholders who are concerned about the continuing destruction of value at Avigen – whether or not they intend to tender their shares - should urge the Board to call a meeting as soon as possible.

On January 23, 2009, BVF commenced a tender offer at $1.00 per share, which represented a premium of 35% over the closing stock price of $0.74 on January 8, 2009, the day before BVF announced its desire to replace Avigen’s incumbent Board of Directors.  Subsequent to the commencement of BVF’s tender, Avigen’s stock price has increased to above the tender price.  The offer, which is not subject to any financing condition, was and is intended to give certain stockholders, who desire near-term liquidity, an alternative to the proposed merger with MediciNova.  Each stockholder should make their own decision on whether or not to tender.

The tender offer is conditioned upon, among other things, the BVF nominees being elected or appointed to the Avigen Board of Directors so that they would constitute a majority of the Board.  If placed on the Board, the BVF nominees would, subject to their fiduciary duties, pursue merger negotiations with MediciNova, Inc. or other actions that would be designed to enhance value and minimize risk for all Avigen stockholders.

MacKenzie Partners, Inc. is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer or the special meeting may be directed to MacKenzie Partners, Inc.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY AVIGEN' COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT THE PURCHASER HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS ARE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM THE PURCHASER BY CONTACTING MACKENZIE PARTNERS, INC. TOLL-FREE AT (800) 322-2885 OR COLLECT AT (212) 929-5500 OR VIA EMAIL AT TENDEROFFER@MACKENZIEPARTNERS.COM.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biotechnology Value Fund, L.P. (“BVF”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit proxies for the removal of the members of the Board of Directors of Avigen, Inc. (“Avigen”), without cause, and for the election of BVF’s slate of director nominees to replace the removed directors at a special meeting of stockholders, to be called by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. (“BVF2”).

BVF STRONGLY ADVISES ALL STOCKHOLDERS OF AVIGEN TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are BVF, BVF2, BVF Investments, L.L.C. (“BVLLC”), BVF Acquisition LLC (“BVF Acq”), Investment 10, L.L.C. (“ILL10”), BVF Partners L.P. (“Partners”), BVF Inc. (“BVF Inc.”), Mark N. Lampert, Oleg Nodelman, Matthew D. Perry and Robert M. Coppedge.

As of the date of this filing, BVF beneficially owned 1,975,340 shares of Common Stock of Avigen, BVF2 beneficially owned 1,364,911 shares of Common Stock of Avigen, BVLLC beneficially owned 4,969,764 shares of Common Stock of Avigen and ILL10 beneficially owned 509,585 shares of Common Stock of Avigen.

BVF Acq does not directly own any shares of Common Stock.  As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, BVF Acq may be deemed to beneficially own the 8,819,600 shares of Common Stock beneficially owned in the aggregate by the other Reporting Persons.  BVF Acq disclaims beneficial ownership of such Shares.

As the general partner of BVF and BVF2, the manager of BVLLC and the investment adviser of ILL10, Partners may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned in the aggregate by BVF, BVF2, BVLLC and ILL10.  As the investment adviser and general partner of Partners, BVF Inc. may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned by Partners.  Mr. Lampert, as a director and officer of BVF Inc. may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned by BFV Inc.

None of Messrs. Nodelman, Perry or Coppedge directly owns any shares of Common Stock of Avigen.  As a members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Nodelman, Perry and Coppedge may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned in the aggregate by the other participants named herein.  Each of Messrs. Nodelman, Perry and Coppedge disclaims beneficial ownership of such shares of Common Stock.

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